NEUBERGER BERMAN EQUITY FUNDS

               FORM OF MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

         Neuberger Berman Equity Funds ("Trust") hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act") on behalf of its current series and any series that may commence operations in the future (each a "Series").

A.       GENERAL DESCRIPTION OF CLASSES OFFERED.

         Each Series shall have one or more of the following Classes, as may from time to time be created by the Board of Trustees of the Trust acting pursuant to the Declaration of Trust.

         1. INVESTOR CLASS SHARES. Investor Class shares are sold to the general public. They may be held directly by the beneficial owner, by a profit-sharing or retirement plan, by a brokerage firm operating a fund "supermarket" or "warehousing" program for its customers, or by the Neuberger Berman Fund Advisory Services(SERVICEMARK).

         Investor Class shares are subject to no front-end or back-end sales load and pay no distribution fee. Investor Class shares pay a fee for administration and certain shareholder services at an annual rate of 0.26% of average daily net assets plus an amount approved by the Trust's Board of Trustees for certain technology costs, as set forth in the Administration and Shareholder Services Agreement for the Class. The Investor Class may also pay certain non-distribution expenses of participating in fund supermarket or warehousing programs or Neuberger Berman Fund Advisory Services, as may be approved from time to time by the Board of Trustees.

         Shareholder services are provided to Investor Class shareholders by Neuberger Berman Management Inc. ("NBMI") and the transfer agent, or by the brokerage firm operating the fund supermarket or warehousing arrangement.

         2. TRUST CLASS SHARES. Trust Class shares are available for purchase by broker-dealers, banks, and pension administrators (collectively, "Institutions") who act as record owners on behalf of their clients and customers, who are the beneficial owners or trusts holding on behalf of the beneficial owners.

         Trust Class shares are subject to no front-end or back-end sales load. Trust Class shares pay a fee for administration and shareholder services at an annual rate of 0.40% of average daily net assets plus an amount approved by the Trust's Board of Trustees for certain technology costs, as set forth in the Administration and Shareholder Services Agreement for the Class. Trust Class shares of a Series pay a fee for distribution and shareholder services at an annual rate of up to 0.10% of average daily net assets if the Trust Class of that Series has adopted a Distribution and Shareholder Services Plan pursuant to Rule 12b-1 under the 1940 Act.

         Shareholder services are provided to Trust Class recordholders by NBMI and the transfer agent. Shareholder services are provided to Trust Class beneficial owners (or trusts holding on behalf of beneficial owners) by the Institutions through which they hold shares.


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         3.  ADVISOR  CLASS  SHARES.  Advisor  Class  shares are  available  for purchase by broker-dealers or other institutions ("BDs"), who act as record owners on behalf of their customers, who are the beneficial owners or trusts holding on behalf of the beneficial owners.

         Advisor Class shares are subject to no front-end or back-end sales load. Advisor Class shares pay a fee for administration and shareholder services at an annual rate of 0.40% of average daily net assets plus an amount approved by the Trust's Board of Trustees for certain technology costs, as set forth in the Administration and Shareholder Services Agreement for the Class. Advisor Class shares also pay a fee for distribution and shareholder services at an annual rate of up to 0.25% of average daily net assets pursuant to a Distribution and Shareholder Services Plan pursuant to Rule 12b-1 under the 1940 Act.

         Shareholder services are provided to Advisor Class recordholders by NBMI and the transfer agent. Shareholder services are provided to Advisor Class beneficial owners (or trusts holding on behalf of beneficial owners) by the BDs through which they hold shares.

         4. INSTITUTIONAL CLASS SHARES. Institutional Class shares are available for purchase by pension and profit-sharing plans (collectively, "Plans").

         Institutional Class shares are subject to no front-end or back-end sales load and pay no distribution fee. Institutional Class shares pay a fee for administration and shareholder services at the rate specified on Schedule A plus an amount approved by the Trust's Board of Trustees for certain technology costs, as set forth in the Administration and Shareholder Services Agreement for the Class.

         Shareholder services are provided to Institutional Class shareholders by NBMI and the transfer agent and, where appropriate, the recordkeeper.

B.       EXPENSE ALLOCATIONS OF EACH CLASS

         1. Certain expenses may be attributable to a particular Class of shares ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class. Fees and expenses that are not Class Expenses are allocated among the Classes on the basis of their respective net asset values.

         In addition to the administration, service and distribution fees described above, each Class also could pay a different amount of the following other expenses:

            (a) transfer agent fees identified as being attributable to a specific Class of shares;

            (b) stationary, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class of shares;

            (c)  Blue Sky fees incurred by a specific Class of shares;


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            (d)  SEC registration fees incurred by a specific Class of shares;

            (e) Trustees' fees or expenses incurred as a result of issues relating to a specific Class of shares;

            (f) accounting expenses relating solely to a specific Class of shares;

            (g) auditors' fees, litigation expenses and legal fees and expenses relating to a specific Class of shares;

            (h) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific Class of shares; and

            (i) other expenses incurred attributable to a specific Class of shares.

         2. NBMI may agree to waive the fees and/or reimburse the Class Expenses of any Class of any Series.

         3. NBMI may agree to waive the fees and/or reimburse the non-Class Expenses of any Series. Such waiver or reimbursement will be allocated to each Class of the Series in the same proportion as the fee or expense being waived or reimbursed.

C.       EXCHANGE PRIVILEGES

         Investor Class shares of any Series may be exchanged for Investor Class shares of any other Series, provided the conditions of exchange set forth in the prospectuses and statements of additional information ("SAIs") of each Series involved in the exchange are complied with.

         Trust Class shares, Advisor Class shares, and Institutional Class shares of any Series may be exchanged for Trust Class, Advisor Class or Institutional Class shares, respectively, of any other Series, provided (i) the conditions of exchange set forth in the prospectuses and SAIs of each Series involved in the exchange are complied with, (ii) the Institution, BD, or Plan that is the recordholder of the shares permits such an exchange, and (iii) any conditions duly established by the Institution, BD, or Plan are complied with.

D.       CONVERSION FEATURES

         There are no conversion features among the Classes.

E.       ADDITIONAL INFORMATION

         The prospectus and SAI for each Class may contain additional information about the Classes and the Trust's multiple class structure; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes set forth in this Plan.


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F.       EFFECTIVE DATE; AMENDMENTS

         This Plan will become effective on December 16, 2000. Before any material amendments can be made to this Plan, a majority of the Board of Trustees of the Trust, and a majority of the Trustees who are not interested persons of the Trust (as defined in Section 2(a)(19) of the 1940 Act) must find that the Plan as proposed to be amended, including the expense allocation, is in the best interests of each Class individually and the Trust as a whole.






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                                   SCHEDULE A

        INSTITUTIONAL CLASS ADMINISTRATION AND SHAREHOLDER SERVICES FEES

         SERIES                                  % OF AVERAGE DAILY NET ASSETS

         GENESIS INSTITUTIONAL                   0.15%

         DATED: December 16, 2000



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